Morgan Stanley Emerging Markets Domestic Debt Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Petroleos Mexicanos 7.65% due 11/24/2021
Purchase/Trade Date:	12/01/2011
Size of Offering/shares: 10,000,000,000
Offering Price of Shares: 100.00 MXN
Amount of Shares Purchased by Fund:  791,300,000
Percentage of Offering Purchased by Fund: 7.913
Percentage of Fund's Total Assets:  0.36
Brokers: HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero
Santander, Morgan Stanley Mexico
Purchased from:  Banco Santander